FOR RELEASE:      IMMEDIATE RELEASE

CONTACT:          Rochelle Simpson - (336) 834-6836

             TANGER FACTORY OUTLET CENTERS, INC. ANNOUNCES EXPANSION
                  OF ITS BOARD OF DIRECTORS AND APPOINTMENT OF
                          ALLAN L. SCHUMAN AS DIRECTOR

GREENSBORO, NC, August 23, 2004, Tanger Factory Outlet Centers, Inc. (NYSE:SKT), announced today that its Board of Directors has approved an expansion of its Board from five to six members and has elected Allan L. Schuman to become a member of Tanger's Board of Directors.

Mr. Schuman, Chairman of the Board of Ecolab, Inc. (NYSE:ECL), brings 45 years of executive and management experience in development and marketing. After service in numerous executive positions including President of Ecolab Services Group from 1988 to 1992, he was named President and Chief Operating Officer of Ecolab, Inc. in August 1992 and President and Chief Executive Officer in March 1995. Mr. Schuman assumed the additional position of Chairman of the Board in January 2000. In July 2004, he retired from his position as Chief Executive Officer and remains active in Ecolab's growth by serving as its Chairman. Mr. Schuman also serves as a director of Schwan's Sales Enterprises, Inc., The Soap and Detergent Association, the Ordway Center for the Performing Arts and the Guthrie Theater. He is also a member of the Board of Overseers of Carlson School of Management at the University of Minnesota, and the Board of Trustees of Hamline University.

"We are pleased to add to our Board of Directors someone with Mr. Schuman's outstanding credentials and impressive business background in running a large cap public company," said Stanley K. Tanger, Chief Executive Officer and Chairman of the Board. "Mr. Schuman's insight and business acumen will add value and perspective to our board."

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 38 centers in 23 states coast to coast, totaling approximately 9.3 million square feet of gross leasable area. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

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             3200 Northline Avenue, Suite 360, Greensboro, NC 27408
                         336-292-3010 - FAX 336-297-0931